EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement is made and entered into effective as of the 6th day of May, 2008 by and between SOUTHERN CONNECTICUT BANCORP, INC. and it subsidiary, THE BANK OF SOUTHERN CONNECTICUT, having its principal place of business in New Haven, Connecticut (hereinafter referred to as the “Employer”) and Stephen V. Ciancarelli, residing in Smithtown, New York (hereinafter referred to as the “Employee”).

W I T N E S S E T H

WHEREAS, the Employee is experienced in the financial oversight of a financial services company; and

WHEREAS, the Employer desires to secure the services of the Employee on the terms herein set forth; and

WHEREAS, the Employee is willing to enter into this Agreement on said terms;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1.  Employment:  The Employer agrees to employ the Employee as Senior Vice President and Chief Financial Officer of the Employer beginning May 5, 2008, for the Term of Employment as defined in Section 2, and the Employee accepts said employment and agrees to serve in such capacity upon the terms and conditions hereinafter set forth.

2.  Term of Employment:  The Term of Employment shall commence on May 5, 2008, and end on May 4, 2010.  Notwithstanding the foregoing, the Term of Employment shall end if sooner terminated as provided in Section 5.

3.  Duties of Employment:  The Employee agrees that, so long as he shall be employed by the Employer, the Employee shall perform all duties assigned or delegated to him under the By-laws of the Employer and/or from time to time by the independent Board of Directors of the Employer consistent with his position as Senior Vice President and Chief Financial Officer.  The Employee shall be responsible for and perform all acts and services customarily associated with such position, devoting his full time, best efforts and attention to the advancement of the interests and business of the Employer.  The Employee shall not be engaged in or concerned with any other duties or pursuits which are competitive or inconsistent with the interests and business of the Employer.

4.  Compensation:  During the Term of Employment, the Employer shall pay to the Employee as compensation for the services to be rendered by him hereunder the following:

(a)  The Employer shall pay to the Employee a base salary at the annual rate of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) from May 5, 2008 to May 4, 2009.  The Employer shall pay to the Employee a base salary of ONE HUNDRED SIXTY FIVE THOUSAND DOLLARS ($165,000.00) for the period from May 5, 2009 to May 4, 2010.   Such compensation shall be payable in accordance with normal payroll practices of the Employer.

(b)  In addition to the base salary set forth in (a) above, the Employee shall be entitled to salary increases and other such merit bonuses reflecting job performance achievements, and/or such other form(s) of merit compensation, as the independent Board of Directors of the Employer may in its discretion determine at the end of each calendar year(s) during the Term of Employment.  The independent Board of Directors may establish one or more individual or corporate goals for each year, the achievement of which may be made a condition to the payment of any additional compensation to the Employee.  Such goals shall be communicated to the Employee and shall be stated to be a condition to the payment of such additional compensation to the Employee.

(c)  The Employee shall be entitled to receive THREE THOUSAND (3,000) SHARES of restricted stock of Southern Connecticut Bancorp, Inc., vesting one third on May 5, 2009, one third on May 5, 2010 and one third on May 5, 2011.

(d)  At the end of each month during the Term of Employment, the Employer shall reimburse the Employee for reasonable business related travel and entertainment expenses, bank related education, other ordinary business expenses and convention expenses incurred by Employee in the course of performing his duties for the Employer hereunder.

(e)  The Employer shall provide group life insurance, comprehensive health insurance and Major Medical coverage for the Employee comparable to such coverage provided for officers of the Employer generally.  The Employee shall be eligible to participate in any profit sharing plan or Section 401(k) plan of the Employer in accordance with the terms thereof.

(f)  The Employer shall reimburse Employee on a monthly basis for expenses related to voice transmission of a mobile communication device (cell phone).

5.  Termination of Employment.

(a)  The Employer shall have the right to terminate this Agreement upon the occurrence of any one of the following events:

(1)	The Employee’s conviction of a felony or any other crime involving the Employee’s morals or honesty;

(2)	Dereliction in the performance of the Employee’s duties hereunder;

(3)	Failure of the Employee to adhere to the policies set forth by the Board of Directors of the Employer;

(4)	Failure of the Employee to qualify for a bond;

(5)	Death, total disability, or drug abuse or alcoholism, which prevents the Employee from performing his functions under this Agreement; or

(6)	Material non-compliance with the objectives and goals of the position as mutually agreed upon between the Employer and Employee.

(b)  Should the Employer enter into a “Business Combination” during the Term of Employment, the entity remaining after the “Business Combination” occurs shall pay the Employee a lump sum payment in an amount equal to two times the total of the Employee’s then current base annual salary plus the amount of any bonus for the prior calendar year in the event that the Employee is not offered a position with the remaining entity at the Employee’s then current base annual salary.  In such event, such payment shall be in addition to any compensation otherwise due the Employee under the following subparagraph (c) or any other provision of this Agreement and all of the Employee’s stock options and restricted stock previously granted to the Employee by the Employer shall immediately become fully vested.  As a condition of the closing or acquisition of stock resulting in a “Business Combination,” the entity remaining shall agree in writing to honor and comply with this paragraph 5(b).  A “Business Combination” for purposes of this Agreement shall be defined as the sale by the Employer of all or substantially all of its assets, the acquisition of fifty-one (51%) of the Employer’s outstanding voting stock, or the merger of the Employer with another corporation as a result of which the Employer is not the surviving entity.

(c)  In the event of a termination of employment of the Employee by the Employer (including a termination under subparagraph 5(b) above) other than a termination under subparagraph 5(a), the Employee shall be entitled to continuation of benefits under subparagraph 4(e) of this Agreement for the balance of the unexpired Term of Employment to be paid at the Employee’s option in a lump sum or ratably over the balance of said term.

6.  Vacation.  During the Term of Employment, the Employee shall be entitled each year to a vacation of at least three (3) weeks, and during such time his compensation shall be paid in full.  The period of vacation selected each year shall be with approval of the Employer.  Vacation time which is not taken by the Employee in any year may not be accumulated or carried over from year to year.  The Employee shall be entitled to be paid for any unused accrued vacation time after termination of the Employee’s employment hereunder for the year of the Employee’s termination.  Normal bank holidays, seminars or convention attendance, teaching at banking schools or speaking engagements shall not be considered as part of the Employee’s vacation period.  The Employee shall comply with any banking regulations relating to the scheduling of vacation time.

7.  Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to the Employee or to the Secretary of the Employer and the Chairman of the Compensation Committee, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of the Employee, to his last known address as carried on the personnel records of the Employer, and, in the case of the Employer, to the corporate headquarters, attention of the Secretary and to the Chairman of the Compensation Committee at his place of business, or to such other address as the party to be notified may specify by notice to the other party.

8.  Successors and Assigns.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding (except as to the positions and duties of the Employee) upon the successors and assigns of the Employer, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the assets and business of Employer or with or into which the Employer may be consolidated or merged or any surviving corporation in any merger involving the Employer.

9.  Arbitration.  Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in New Haven, Connecticut, in accordance with the Employment Rules of the American Arbitration Association provided that any such dispute shall first be submitted to the Employer’s Board of Directors in an effort to resolve such dispute without resort to arbitration.  A single arbitrator shall decide each dispute.  In any dispute which is submitted to arbitration, the arbitration costs and attorney’s fees of the prevailing party shall be paid by the other party.

10.  Severability.  If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body or competent jurisdiction, such term of condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

11.  Construction.  This Agreement shall be construed under the laws of the State of Connecticut.  Words of the masculine gender mean and include correlative words of the feminine gender.  Section headings are for convenience only and shall be considered a part of the terms and provisions of the Agreement.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by a duly authorized officer and Employee has hereunto set his hand, effective as of the date first written above.

EMPLOYER:

SOUTHERN CONNECTICUT BANCORP, INC.
THE BANK OF SOUTHERN CONNECTICUT, INC.

BY: /S/ CARL R. BORRELLI
      CARL R. BORRELLI
      Chairman, Compensation Committee

EMPLOYEE:

BY: STEPHEN V. CIANCARELLI
Stephen V. Ciancarelli